Code of Ethics

Rev . September 28, 2018

Los Angeles Capital Management and Equity Research, Inc.

Table of Contents
Table of Contents		2
Definitions		3
I. Introduction		5
II. General Principles		5
III. Scope of the Code		6
A.	Persons Covered by the Code	6
IV. Standards of Business Conduct		6
A.	Conflicts of Interest	6
B.	Outside Business Interest	7
C.	Transactions with Affiliates	7
D.	Disciplinary Events	8
E.	Prohibited Activities	8
V.	Gifts and Entertainment	8
A.	Limits to Gifts and Entertainment Received by Employees	8
B.	Limits to Gifts and Entertainment Given by Employees	9
C.	Broker/Dealer Entertainment	9
D.	Pre-Clearing and Reporting Gifts and Entertainment	9
VI. Personal Trading Procedures		10
A.	Permitted Investment Accounts	10
B.	Disclosure of Personal Accounts and Security Holdings	10
C.	Exempt Reporting Requirements	11
D.	Prohibited Transactions	11
E.	Pre-Clearance Procedures	11
F.	Quarterly Certifications	12
G.	Quarterly Personal Brokerage Statements	12
H.	Confidentiality	13
I.	Certification of Compliance with Code of Ethics	13
VII. Administration and Enforcement of Code		13
A.	Annual Review	13
B.	Recordkeeping	13
C.	Violations of the Code	13
VIII. Whistleblower Policy		14
Appendix A: Code of Ethics Pre-Clearance Matrix		16
Appendix B: Code of Ethics Pre-Clearance Matrix		17

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Definitions

Access Persons. Any Supervised Person who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of a reportable fund; or who is involved in the investment decision making process for a client, or who has access to such investment decisions for a client. Each employeeof the Firm is considered an Access Person unless otherwiseexempted by Los Angeles Capital’s Approving Officers.

Approving Officers. Chief Compliance Officer in conjunction with any of the following: General Counsel, President, or CEO.

Automatic Investment Plan. A program in which regular periodic purchases or withdrawals are made automatically in to or from Investment Accounts in accordance with a pre-determined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership. Generally speaking, encompasses those situations where the beneficial owner has the right toenjoy some economic benefit fromtheownershipof thesecurityor canobtain ownership ofthe securities immediately or within 60 days, or can vote or dispose of the securities. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

Closed End Fund. A fund which does not continuously offer their shares for sale, but rather, sells a fixed number of shares at one time (in an Initial Public Offering), after which the shares typically trade on a secondary market. The price is determined by the market and may be greater or less than the shares’ net asset value.

Compliance System. Third-party compliance software used by Los Angeles Capital to record certifications and monitor activities including, but not limited, to Access Persons’ personal trading, conflicts of interest, outside business interests, gifts and entertainment, etc.

Foreign Official. Includes governmental officials, political party leaders, candidates for office, employees of state owned enterprises (such as state owned banks or pension plans), and relatives or agents of such persons if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official.

Fund. An investment company registered under the Investment Company Act of 1940.

Initial Public Offering (IPO). An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 and 15 of the Securities Exchange Act of 1934.

Investment Account. An Investment Account is considered any personal brokerage account or retirement account capable of holding a security and where the Access Person has Beneficial Ownership or direct or indirect influence or control.

Limited Offering. An offering made to a few, select individuals that is exempt from registration under the Securities Act of 1933 (e.g., hedge funds, private placements, etc.).

Non-Discretionary Account. An account over which the Access Person has no direct or indirect influence or control.

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Outside Business Interest. Any significant business interest in, or an outside position with, an entity not owned by the Firm.

Outside Entity. Any entity (including non-profits) unaffiliated with the Firm, whether publicly or privately held. This may also include unincorporated businesses or self-employment, including family or private businesses. An Outside Entity doesNOT include localcommunityorganizations such aslocalchurches,homeownersassociations, clubs, or local charities.

Reportable Security. Any security as defined in Section 202(a)(18) of the Act, except that it does NOT include: (i) direct obligations of the Government of the United States; (ii) Bankers’ acceptances, back certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, (iii) shares issued by money market funds; (iv) Shares issued by open-end funds other than reportable funds (any fund in which you serve as the investment adviser); and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Supervised Person. Director, officer, partner, or other person occupying similar status or performing similar functions, an employee of the Firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

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I. Introduction

This Code of Ethics (“the Code”) establishes the rules of conduct for Los Angeles Capital Management and Equity Research, Inc. (“Los Angeles Capital”) and LACM Global, Ltd. (together, with Los Angeles Capital “the Firm”) under Section 204 and Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940, and the Financial Conduct Authority Principles for Business and Conduct of Business.

II. General Principles

The Firm acts as a fiduciary to its clients and investors (“clients”) and therefore has an affirmative duty of care, loyalty, honesty, and good faith to act in clients’ best interests. The Firm’s personnel have an obligation to uphold these duties. At a minimum, the Firm and its employees must conduct themselves in accordance with the following principles at all times:

1.	YoumustplacetheinterestsofclientsbeforeyourselfandtheFirm;
2.	Youmustconductbusinesswithintegrity;
3.	Youmustactinaprofessionalandethicalmanner;
4.	Youhaveadutytoactwithskill,competence,anddiligence;
5.	Youhaveadutytocommunicatewithclientsinatimelyandaccuratemanner;
6.	YoumustconductallpersonalsecuritiestransactionsinsuchamannerastobeconsistentwiththeCode and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust andresponsibility;
7.	Youmustadequatelyprotectclientassets;
8.	YoumusttakereasonablecaretoorganizeandcontroltheFirm’saffairsresponsiblyandeffectively,with adequateriskmanagement;
9.	Youmustadheretothefundamentalstandardthatinvestmentadvisorypersonnelnottakeinappropriate advantageoftheirpositions;
10.	You must adhere to the principle that information concerning the identity of security holdings and financialcircumstanceofclientsisconfidential;
11.	Decisions affecting clients are to be made with the goal of providing suitable advice and equitable and fairtreatmentamongclients;
12.	Communicationswith clients or prospective clients should be candid and fulsome. They should betrue andcompleteandnotmisleadormisrepresent.Thisappliestoallmarketingandpromotionalmaterials;
13.	You must adhere to the principle that independence and objectivity in the investment decision making processisparamount;and
14.	You must report any violations of thecodeto Los Angeles Capital’s Chief Compliance Officer (“CCO”).If it would not be appropriate to report to the CCO, then violations should be brought to the attention of LosAngelesCapital’sGeneralCounsel.

All employees must comply with applicable federal securities laws and Firm policies issued from time to time, and, as an adviser the Firm and its employees are prohibited from the following:

1.	Employingadevice,scheme,orartificethatwoulddefraudaninvestmentadvisoryclient;
2.	Making to a clientorpotential client anyuntrue statement of amaterialfact oromitting amaterialfact necessaryinordertomakethestatementsmadenotmisleading;
3.	Engaginginanyact,practice,orcourseofbusinesswhichoperatesorwouldoperateasafraudordeceit uponaclient;
4.	Engaginginamanipulativepracticewithrespecttoaclient;
5.	Engaginginany manipulativepracticewithrespecttosecurities,includingpricemanipulation,actingon orspreadingfalsemarketrumors;or
6.	Making use of any information that an employee may have become aware of by virtue of his/her relationshipwithaclientorganization.AccessPersonsmaynotconductatransactionwhileawareofsuch

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“insideinformation”iftheinformationisindeednon-publicinnatureandcomesaboutthroughdialogue and/orinteractionwithanofficialatapublicly-tradedorganization.[1]
III.	ScopeoftheCode
A.	PersonsCoveredbytheCode

Every employee of the Firm is considered an Access Person, unless otherwise exempted by Los Angeles Capital’s Approving Officers. Consultants, interns, or other temporary employees may be considered an Access Person depending on certain factors such as length of service, nature of duties, and access to the Firm’s information. Such persons will be notified if they are considered to be an Access Person.

Family Members of Access Persons

Certain family members of Access Persons are subject to the specific reporting requirements detailed in the Personal Trading Procedures section of the Code.

IV.	StandardsofBusinessConduct
A.	ConflictsofInterest

The Firm recognises that, from time to time, a conflict of interest may arise between its own interests and those of a client. The Firm requires that its clients’ interests take precedence and that its Access Persons disregard any other relationship, arrangement, material interest, or conflict of interest which may serve to influence, or appear to influence, its discretionary management.

From time to time the Firm may have an interest or relationship to a transaction that either gives, or may give, rise to a conflict of interest. As a fiduciary, the Firm must not knowingly adviseor deal in the exercise of discretion in relation to that transaction unless reasonable steps are taken to manage the conflict of interest to avoid impairment of that transaction. Where the Firm faces a material conflict that it is unable to manage, this fact must be disclosed to the client(s) concerned.

All conflicts and potential conflicts of interest, including interest in a transaction, should be reported to Los Angeles Capital’s Compliance department via the Compliance System upon hire or upon entering into any such relationship, whichever may come first. Each reported conflict will be examined by Compliance or General Counsel to determine whether the conflict would be inconsistent with the interests of the Firm and subject to the implementation of appropriate information barriers or other procedures to isolate the involved investment personnel from investment-making decisions regarding the securities of or transactions with the company.

In determining whether a conflict of interest exists, the Firm must specifically take into account where it: (i) is likely to make a financial gain or avoid a financial loss at the expense of the client; (ii) has an interest in the outcome of the service providedto the client,or the transaction carried out onbehalf ofits client, whichis distinct from the client’s interest in that outcome; (iii) carries on the same business as the client; or (iv) receives, or will receive, from a person other than the client, an inducement in relation to a service provided to the client in the form of monies, goods, or services, other than the standard commission or fee for that service. The following list includes, but is not limited to, possible conflicts:

· Immediate family member is employed by a:

o	broker-dealer
o	publiclytradedcompany

1 Refer to Los Angeles Capital’s Insider Trading Policy for further information.

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o	criticalserviceprovider(seeComplianceforafulllistofCriticalServiceProviders)
o	client
o	regulatoryagency
o	investmentadviser
Employeeorfamilymemberservesontheboardofdirectorsorcommitteeofanyoftheabove.
Anymaterial,BeneficialOwnershiporinterestinanyoftheabove.
Executorship,trusteeship,orpowerofattorneyprivilegesotherthanwithrespecttoafamilymember.

Record of Conflicts

As its principal mechanism for identifying, managing, monitoring, and mitigating conflicts of interest, the Firm maintains a record of reported conflicts of interests, which itemizes conflicts, mitigating controls, and responsibilities.

Identified material conflicts are disclosed to clients in Form ADV Part 2A.

B. Outside Business Interest

The Firm permits employees to maintain Outside Business Interests as long as the Outside Business Interest does not: (i) create an actual or potential conflict of interest for the Firm; (ii) interfere with the employee’s duties to the Firm and its clients; or (iii) jeopardize the business or reputation of the Firm. Outside Business Interests include a wide range of endeavors, including but not limited to: employment with an unaffiliatedcompany,acting as an independent contractor or consultant, owner of an unrelated business, or serving as a director or officer of any Outside Entity.

Employees should not hold any part-time or secondary position with any Outside Entity that may create an actual or potential conflict of interest with the duties the employee performs for the Firm, regardless of whether the employee is compensated or not. A position with an Outside Entity is considered an Outside Business Interest.

Employees may not engage in Outside Business Interests without approval from their supervisor, the CCO, General Counsel, and the CEO. A request to engage in or undertake an Outside Business Interest must be submitted via the Compliance System. See Compliance for more information.

No Firm employee may accept an appointment as an executor, trustee, guardian, conservator, general partner, or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without obtaining approval from Los Angeles Capital’s CCO. Securities trading by employees in any fiduciary capacity is subject to the Firm’s Personal Trading Procedures.

ApprovalofanOutside Business Interest willbesubjectto the implementationof proceduresto safeguard against potential conflicts of interest, such as establishing information barriers, placing securities of the company on the Firm’s restricted list, or recusing yourself if the entity ever considers doing business with the Firm. Approval may be withdrawn at any time if the Firm’s senior management concludes that withdrawal is in the Firm’s interest. Employees must provide Compliance with prompt notification any time a previously approved Outside Business Interest changes or the employee becomes aware of a conflict of interest relating to the activity. It is possible that the employee may be required to discontinue the previously approved activity.

See Compliance if you are unsure of your reporting obligations.

C. Transactions with Affiliates

Los Angeles Capital has one affiliate, LACM Global, Ltd., that provides advisory and marketing services to professional investors in Europe, the U.K., and the Middle East. Any new arrangements between the entities must

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be reviewed by Compliance, Legal, and Los Angeles Capital’s Board of Directors to account for any potential conflicts of interest.

D. Disciplinary Events

All employees are to promptly notify Los Angeles Capital’s CCO of any disciplinary history upon hire and in the event of notice of or commencement of any regulatory, legal, or disciplinary action even if such action relates to your prior employment. The CCO is responsible for determining whether the information is material and must be reported to regulators and/or clients.

E. Prohibited Activities

Employees are prohibited from all of the following activities:

  Using or sharing knowledge about pending, currently considered, or recent securities transactions of clients to profit personally, directly or indirectly, as aresult of such transaction, including purchasing or sellingsuchsecurities.
  Disclosing to other persons any information about a client and/or former clients, including financial circumstances, security holdings, identity (unless the client has previously consented to the circumstancesofthedisclosure),andanyadvicefurnishedbytheFirm.
  Borrowing from clients or providers of goods or services with whom the Firm deals, except those who engage in lending in the usual course of business and then only on terms offered to others in similar circumstances,withoutspecialtreatment.Thisprohibitiondoesnotprecludeborrowingfromindividuals relatedtoyoubybloodormarriage.
  Givingadvicetoclientsthatmaybeinterpretedasgivinglegaladvice.Allquestionsinthisareashouldbe referredtoLosAngelesCapital’sGeneralCounsel.
  Giving clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility,orasotherwiserequiredintheordinarycourseofyourduties.
V.	GiftsandEntertainment
A	conflict of interest may occur when an employee’s personal interests interfere or potentially interfere with responsibilities to the Firm or its clients. The overriding principle is to eliminate any conflict of interest. Accordingly, employees should not solicit, give, or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could be viewed as overly generous, aimed at influencing decision-making, or making either party feel beholden to a person or a company or that in any manner would conflict with the best interests of the Firm’s clients.

A.	LimitstoGiftsandEntertainmentReceivedbyEmployees
No employee may receive any gift, service, or other thing valued greater than $100 in aggregate (a “Prohibited Gift”) from any person or entity that does or hopes to do business with the Firm within a calendar year. The receiptof cash gifts is prohibited. Los Angeles Capital’s CCO is authorized tomakea final determination as to whether the thing of value should be considered a Prohibited Gift within the context of the Code’s principles and may approve or deny requests to be able to accept any gift. An example of something that would not be considered a Prohibited Gift would be receipt of a free admissiontoalegalconferencebyasponsoringlawfirmthatadvisestheFirm.

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Noemployeemayacceptextravagantorexcessiveentertainmentfromaclient,prospectiveclient,orany
	other	personorentitythatdoesorhopestodobusinesswiththeFirm.[2]Employeesmayacceptabusiness
entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providingtheentertainment(i)ispresent;(ii)theentertainmentisnotprovidedaspartofaquidproquo arrangement; and (iii) the entertainment does not create a conflict of interest in relation to any client account.
B.	LimitstoGiftsandEntertainmentGivenbyEmployees
No employee may give or offer to give any gift, service, or other thing valued greater than $100 in aggregatewithinacalendaryeartoexistingclients,prospectiveclients,oranyotherpersonorentitythat
	does	or hopes to do business with the Firm, including brokers and service providers, without the prior
consentofLosAngelesCapital’sCompliancedepartment.Cashgiftsareprohibited.
	o	There are more restrictive rules and limitations for gifts and entertainment provided to certain state or local government plans, ERISA plans, unions and union officials, and Foreign Officials.
PleaseseeComplianceorLegalregardingspecificgiftgivinglimitations.Pleasenotethatforsome clientsorprospectsentertainmentandgiftsmayberequiredtobereportedtoathirdpartyand could reflect unfavorably on the Firm or disqualify the Firm from being able to provide managementservices.
	o	State and local governments increasingly limit or prohibit gifts and entertainment to the employees,officers,boardmembers,andconsultantsoftheirpensionandotherinvestingfunds.
Someprohibitprovidinganythingofvalue,includinganyfood,whetherprovidedataFirmfacility or event or elsewhere, or transportation to and from airports by cab or private car. Failure to comply withthese requirementsby theFirmoritsemployees canleadtodisqualificationofthe Firmfrommanagingassetsfortheclient,lossofmanagementfees,orotherpenalties.
	o	Giftsandcontributionstoelectedpoliticalofficialsandcandidatesforpoliticalofficearecovered byspecialrules.SeethePaytoPlayPolicy.
No employeemay provideextravagantorexcessiveentertainmentto aclient,prospectiveclient,orany
	other	personorentitythatdoesorhopestodobusinesswiththeFirm.Employeesmayprovideabusiness
entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providingtheentertainmentispresentanditisbothnecessaryandincidentaltotheperformanceofthe
	Firm’s	business.
C.	Broker/DealerEntertainment

All employees are required to obtain pre-clearance from Compliance prior to accepting any entertainment from a broker/dealer by submitting a Broker Entertainment Request via the Compliance System. EACH Firm attendee/representative must submit a separate request to cover his or her participation only. Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. All Broker Entertainment Requests must be submitted to the Compliance department in advance of the event.

D. Pre-Clearing and Reporting Gifts and Entertainment

Regardless of value or giver, all gifts and entertainment received are required to be logged in the Compliance System. You are advised to seek pre-approval if you are not certain whether the entertainment would be considered excessive, if you are providing a gift or entertainment to a government fund/pension plan, Union or Union Official, or ERISA fiduciary, or if you cannot judge whether a gift has a value over $100. If any unapproved

2 Entertainment provided by a broker/dealer is subject to stricter requirements. Please refer to the section on Broker/Dealer Entertainment for more information.

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gift is received, the recipient should either reject the gift, give the gift to Compliance who will return the gift to the giver, or if returning the gift would harm relations with the giver, Compliance will donate the gift to charity.

VI.	PersonalTradingProcedures
A.	PermittedInvestmentAccounts

AccessPersonsand theirRelatedPartiesareonly permittedtomaintainInvestment Accountswith thebrokerages identified on LACM’s Designated Brokerage List for Access Persons and Related Parties3. Employer-sponsored retirement accounts (e.g., 401(k) and 403(b)), 529 Plans, and Compliance-approved Non-Discretionary Accounts are exempt from this requirement.

New hires and their Related Parties have 90 days to transition any impacted accounts.

B. Disclosure of Personal Accounts and Security Holdings

Each Access Person must disclose via the Compliance System all Investment Accounts and directly held Reportable Securities where he/she or a Related Party has direct or indirect Beneficial Ownership:

  Within10daysofbeinghired;
  Ataccountopening;
  Atthetimesuchownershipisobtained;and
  Onaquarterlybasisthereafter.

Appendix A offers guidance on account disclosure requirements specific to various account types.

Each Access Person & Related Party, where relevant, must consent to Compliance’s receipt of data feeds directly via the Compliance System for all Investment Accounts.

Under the SEC Rules, a person is regarded as having Beneficial Ownership when they can either directly or indirectly benefit economically from the account OR if the securities are held in the name of a Related Party, defined as:

Ahusband,wife,ordomesticpartner
Aminorchild
Arelativeorsignificantothersharingthesamehouse,and
AnyoneelseiftheAccessPerson:
o	Obtainsbenefitssubstantiallyequivalenttoownershipofthesecurities
o	Canobtainownershipofthesecuritiesimmediatelyorwithin60days,or
o	Canvotethesecurities

Another example of an Access Person having Beneficial Ownership includes trades in any relative’s brokerage account (not just those living in the same household) if the Access Person is authorized to make or direct trades AND can benefit economically from the account, regardless of whether the Access Person actually makes or directs the trades.

Whether you have Beneficial Ownership in the securities of a spouse, domestic partner, minor child, or relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of Beneficial Ownership, you must contact the CCO for written approval.

3 The LACM Designated Brokerage List for Access Persons and Related Parties is available via the Compliance System.

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If you act as a fiduciary with respect to funds and accounts managed outside of the Firm (e.g. if you act as the executor of an estate for which you make investment decisions) and have received approval to engage in such Outside Business Interest, you are deemed to have Beneficial Ownership in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions and reporting applicable to you under the Code.

Initial purchases by Access Persons or their Related Parties in securities of privately owned companies require pre-clearance and all such positions and subsequent transactions need to be confirmed quarterly via the Compliance System. If the company notifies you of their intent to go public, you must immediately notify Compliance.

C. Exempt Reporting Requirements

Access Persons do not need to provide statements or pre-clear transactions in Compliance-approved Non-Discretionary Accounts where theAccess Person has no direct or indirect influence or control, including securities held in accounts where the Access Person may have signed over ALL investment discretion to an adviser, broker, or other trustee. However, Access Persons are required to report the existence of these accounts in the Compliance System on a quarterly basis, along with acceptable proof of the account’s non-discretionary status within 10 days of being hired, at the time the account is considered to be non-discretionary, and annually thereafter. If you are uncertain as to whether this exclusion applies to you, please see Compliance for further clarification.

Ownership of shares of Los Angeles Capital allocated pursuant to periodic share offerings and investments through Los Angeles Capital’s 401(k) Profit Sharing Plan, and 529 College Savings Plans are exempt from all reporting requirements and do not need to be disclosed in any capacity in the Compliance System.

D. Prohibited Transactions

The Firm does not allow:

  Purchasesofapubliclytraded clientsecurity(stock,bond,etc.)4;
  Purchaseofsharesthroughan InitialPublicOffering(IPO);
  EngaginginfrequenttradingofamutualfundwheretheFirmservesasanadviserorsub-adviser5;
  Engagingindaytradingasitmaybeapotentialdistractionfromservicingclients;and
  Undertakingpersonalinvestmenttransactionswiththesameindividualemployeeatabroker-dealer firmontheFirm’sapprovedbrokerageroster.6

In the event that a restricted security was held prior to your employment with the Firm or prior to the addition to the Firm’s restricted list, the Firm will not require you to liquidate your position but instead require pre-clearance on future transactions.

E. Pre-Clearance Procedures

Transacting in various security types, including limited offerings, must be pre-cleared via the Compliance System prior to their execution. Please see Appendix B for examples of the types of securities transactions that require pre-clearance, or consult Compliance if you are unsure of any pre-clearance obligations.

4 Refer to the Firm’s Restricted Securities List.

5 Frequent trading of a mutual fund is defined as selling or repurchasing a position that was taken or sold, respectively, less than sixty days prior to the transaction. Certain mutual funds may have more restrictive frequent trading policies. A list of the mutual funds for which the Firm serves as an adviser or sub-adviser is available via the Compliance System.

6 Non-Discretionary Accounts and Related Parties are not subject to this prohibition. A list of prohibited individuals is available via the Compliance System.

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Personal Trade Pre-Clearance Requests are made via the Compliance System and require the approval of a member of the Trading department AND a member of the Compliance department. Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. A standard approval is valid only until the end of the trading day on which approval was granted, or such shorter time as may be specified. If the trade is not executed by the end of the current trading day a new pre-clearance request needs to be submitted for approval prior to trading on any subsequent day. Whether buying or selling, the transaction must NOT exceed the number of shares (including fractional shares), value of investment, or percentage of ownership approved during the pre-clearance process.

All personal trade pre-clearance requests must be approved in the Compliance System prior to execution.

Exemptions from Pre-Clearance

  TransactionspursuanttoanAutomaticInvestmentPlan(dividendreinvestmentplans,etc.).Notethata voluntary,initialautomaticinvestmenttransactionmustbepre-clearedinaccordancewithitssecurity andtransactiontype,butallsubsequentautomaticinvestmentsareexemptfrompre-clearanceprovided thescheduleandcriteriaremainthesame.
  Purchaseseffectedupontheexerciseofrightsissuedproratatoallholdersofaclassofitssecurities,to theextentsuchrightswereacquiredfromsuchissuers,andsalesofsuchrightssoacquired.
  Non-directed acquisition or sales of securities due to involuntary corporate actions, including stock dividends,splits,mergers,spin-offs,etc.
  Receiptofgiftsofsecurities.
  Purchases or sales held in Compliance-approved Non-Discretionary Accounts where the employee has nodirectorindirectinfluenceorcontrol.Thisincludesaccountswheretheemployeehassignedover-all investmentdiscretiontoanadviser,broker,orothertrustee.
  AcquisitionofsharesofLosAngelesCapitalbyAccessPersonspursuanttoperiodicshareofferings.
  Subsequent transactions in a Limited Offering where the initial investment received pre-clearance approval.

F. Quarterly Certifications

Access Persons must report via the Compliance System within 30 days of each calendar quarter-end all positions in directly held Reportable Securities, confirm all Investment Accounts for the Access Person and their Related Parties, certify to all entries made in the Compliance System, and respond to any additional requests or certifications deemed necessary by Compliance. The Compliance department will review all submissions for accuracy and completeness, cross checking with other required documentation.

G. Quarterly Personal Brokerage Statements

Access Persons will provide the Compliance department via the Compliance System all Investment Account statements where the Access Peron has either direct or indirect Beneficial Ownership AND direct/indirect influence or control, including the investment accounts of all Related Parties. This may include such accounts as traditional brokerage accounts, IRAs, former employer sponsored retirement plans (e.g., 401(k)s or 403(b)s), etc. and must reflect all activity within the account during the quarterly period under review.

Where possible, data feeds for these accounts and their respective activity will be provided on a daily basis to the Compliance department via the Compliance System. If feeds are not possible, each Access Person will be required to submit, on a quarterly basis via the Compliance System, duplicate copies of all Investment Account statements where the Access Person has either direct or indirect Beneficial Ownership AND direct/indirect influence or control, including the Investment Accounts of all Related Parties.

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H. Confidentiality

All reports submitted to Los Angeles Capital’s Compliance department pursuant to the Code will remain confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory and law enforcement agencies.

I. Certification of Compliance with Code of Ethics

Upon hire and quarterly thereafter, each employee will certify in writing that (i) he/she received, read, and understands the Code and any applicable amendments; (ii) recognizes that he/she is subject to the Code; (iii) that he/she has complied with the requirements of the Code; and (iv) that he/she has disclosed all personal securities and transactions required to be reported pursuant to the requirements of the Code.

This certification will be made quarterly via the Compliance System. The Compliance department will provide each employee with a current copy of the Code upon hire, request, material change, and a copy will be maintained on the Compliance System for easy, continuous retrieval.

VII.	AdministrationandEnforcementofCode
A.	AnnualReview

Compliance will review the Code at least annually for its adequacy and effectiveness. Any material amendments to the Code must be approved by Los Angeles Capital’s Board of Directors and the Board of Directors of any mutual fund that Los Angeles Capital currently serves as a sub-adviser. All material amendments will be promptly communicated to Firm employees.

As a Fund adviseror sub-adviser,Los AngelesCapitalwill provide awritten annual report to the Boardof Directors of each Fund that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response. This report will also include discussion of any waivers that might be considered important by the Fund’s Board of Directors and will certify that the Firm has adopted policies and procedures reasonably designed to prevent Access Persons from violating the Code.

B. Recordkeeping

All required documentation will be retained in accordance with Rule 204-2 of the Investment Advisers Act. Please see the Firm’s Books and Records policy for further information.

C. Violations of the Code

All Access Persons must report immediately to Compliance if they: (i) suspect that another employee or anyone else working on behalf of the Firm has breached any of the General Principles outlined in this Code; (ii) believe that any of the Firm’s procedures are inconsistent with the Firm’s fiduciary duty or regulations; or (iii) are asked, directly or indirectly, to act in any manner inconsistent with the General Principles of the Code.

Access Persons must make sure that Related Parties covered by the Code are familiar with the requirements of the Code, particularly regarding personal trading requirements. A violation due to the actions of a Related Party constitutes a violation by the Access Person.

Material violations of the Code include violations that impact a client or are egregious, malicious, or repetitive in nature. A violation may include, but is not limited to: failure to receive pre-clearance when obligated; opening a non-permitted Investment Account; trading in restricted securities; fraudulent misrepresentation of personal securities holdings or conflicts of interest; receipt of or gifting an excessive gift or entertainment event to a client, prospective client, or any individual or entity who does business or hopes to do business with the Firm; failing to

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receive pre-clearance for broker entertainment; repetitive non-material violations for the same offense; non-compliance with applicable laws, rules, and regulations; fraud or illegal acts involving any of the Firm’s business; material misrepresentation in regulatory filings, internal books and records, client records, or reports; activity that is harmful to a client, including its shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.

Sanctions

Any violations of the Code may result in disciplinary action that Los Angeles Capital’s Board of Directors and the CCO deem appropriate, including, but not limited to, a warning, fines, disgorgement, suspension, demotion, loss of responsibility, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Sanctions for Personal Trading Violations

Personal trading violations, including, but not limited to, trading without the required pre-clearance or trading restricted securities may result in the immediate unwinding of the trade and a fine. If required, the amount of the fine will be determined by members of Los Angeles Capital’s Board of Directors and the CCO. It may include the disgorgement of any profits from the trade to a mutually agreed upon charity. The trade(s) may be unwound as soon as possible upon discovery and notification of the violation.

VIII. Whistleblower Policy

The Firm is committed to high ethical standards and compliance with the law in all of its operations and will deal with its regulators in an open and cooperative way. The Firm must disclose to regulators anything relating to the Firm of which a regulator would reasonably expect notice. The Firm believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. The Firm’s policy is to create an environment in which its employees can report these issues in good faith without the fear of reprisal.

The Firm requires employees to report illegal activity or activities that are not in compliance with the Firm’s formal written policies and procedures, including the Firm’s Code of Ethics, to assist the Firm in detecting and putting an end to fraudorunlawful conduct. All such reports will betreated confidentially to the extent permitted by law and investigated promptly and appropriately.

The Firm expects the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy. In most cases, an employee should be able to resolve the issue with his or her manager, or, if appropriate, another senior member of the Firm. However, instances may occur when this recourse fails or you have legitimate reason to not notify management. In such cases the Firm has established a system for employees to report illegal activities or non-compliance with the Firm’s formal policies and procedures.

An employee who has good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, instant message, or e-mail. The employee making the report must identify himself or herself. The employee should also clearly identify that the report is being made pursuant to the Whistleblower Policy and in a context commensurate with the fact that the Policy is being invoked. The report should be made to the following parties, in the order shown:

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  TheChiefComplianceOfficer,unlessitwouldnotbeappropriateorthatofficerfailstorespond;or
  TheGeneralCounsel.

The Chief Compliance Officer and/or General Counsel, as appropriate, will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation or it may be conducted by the Chief Compliance Officer, the General Counsel, or by an external party.

The investigation will be conducted diligently by any appropriate action.

The Firm understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblowerright effective.Therefore,the identity of the employee making the report willbe kept confidential, except to the extent that disclosure may be required by law, a governmental agency, by self-regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer or General Counsel. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed. The Chief Compliance Officer will ensure that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith. The Chief Compliance Officer or General Counsel will report to the Firm’s Board of Directors concerning the findings of any investigation they determine involved a significant non-compliance issue.

If an employee elects not to report suspected unlawful activity or a suspected violation of law to the Firm, the employee may contact the appropriate governmental authority for review and possible investigation. Nothing in any Confidentiality Agreement between an employee or former employee and the Company will be considered violated in making a report of suspected unlawful activity to a governmental authority. This includes reporting waste, fraud, or abuse related to the performance of a Government contract involving the Company to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information (e.g., agency Office of the Inspector General).

The California Attorney General’s whistleblower hotline is 800-952-5225, the SEC’s whistleblower hotline is 202-551-4790, and the FCA’s Whistleblowing Advice Line is +44 (0)20 7066 9200 or whistle@fca.org.uk.

Note that submitting a report that is known to be false is a violation of this Policy. The Firm will not retaliate against an individual who reports a violation as required by law.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

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Appendix A: Account Disclosure Matrix

Account Type	Disclosure	Electronic	Assets at Firm-		Other Requirements
		Feed	Approved
Brokerage
Discretionary	Required	Required	Required		New Investment Accounts disclosed at
Investment Accounts					account inception via the Compliance
(Ex. – individual/joint					System, upon obtaining Beneficial
non-retirement, IRAs,					Ownership, or upon a change from Non-
HSA, Trusts, etc.)					Discretionary status.

New Access Persons and Related Parties
must transition accounts within 90 days
of hire date directly to an eligible
brokerage. Assets cannot be transitioned
to a non-approved brokerage within the
90-day window.
Non-Discretionary	Required	Not	Not Required		Non-Discretionary status is subject to
Investment Account		Required			Compliance approval and must be
evidenced:
				1)	within 10 days of hire date OR
account opening OR at time the
account is considered to be non-
discretionary; AND
				2)	on an annual basis thereafter.
Employer-sponsored	Required	Not	Not Required		Quarterly statement must be uploaded
retirement		Required			via the Compliance System.
(Ex. – 401(k), 403(b),
etc.)
Los Angeles Capital’s	Not Required	N/A	N/A	N/A
401(k)
529 Plans	Not Required	N/A	N/A	N/A

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Appendix B: Code of Ethics Pre-Clearance Matrix

If a security type you would like to trade is not listed below, please see Compliance for additional guidance.

SecurityType

BankersAcceptance CertificateofDeposits(CDs) CommercialPaper Debt

AlldebtissuedbyLACMRestrictedSecurity List CommercialPaper CorporateBonds HighQuality,Short-TermDebtInstruments MunicipalorGovernmentBond(NonFederal) PromissoryNotes

DigitalCurrency DigitalCoin/Token

DirectObligationsofU.S.Government Funds(OpenandClosed)

ETF

ETFsonLACMETFs&Sub-AdvisedFunds Closed-endFunds MoneyMarketFunds MutualFunds MutualFundsonLACMETFs&Sub-AdvisedFunds UnitinvestmentFundorTrust Closed-endFunds

InitialCoinOffering(ICO) IPOAllocation

LimitedorDirectOffering

Pre-ClearanceApproval

NotRequired NotRequired NotRequired

PROHIBITED NotRequired NotRequired NotRequired NotRequired NotRequired

NotRequired NotRequired

NotRequired

NotRequired

Required Required NotRequired NotRequired Required Required Required

PROHIBITED PROHIBITED

Requiredattimeofinitialinvestment;notrequiredforall subsequentinvestmentsprovidedinsamelimited offering

Options/FuturesContracts

ETFsorIndices

ETFSonLACMETFs&Sub-AdvisedFunds Stocks StocksonLACMRestrictedSecurityList Allotheroptions/futurescontracts

RepurchaseAgreements SharesissuedbyLosAngelesCapital Stock

CommonStock

StocksonLACMRestrictedSecurityList PreferredStocks

TransactionspursuanttoanAutomaticInvestmentPlan

NotRequired Required Required PROHIBITED NotRequired NotRequired NotRequired Required PROHIBITED Required Requiredattimeofinitialinvestment;notrequiredforall subsequentinvestmentsmadepursuanttotheAIP

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